For Immediate Release
          Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN ANNOUNCES R&D UPDATE

--Conference call scheduled for 8:30 a.m. today--

Branford, CT, February 8, 2008— Neurogen Corporation (Nasdaq: NRGN) today updated the status of its later stage clinical portfolio and announced the future focus of its research efforts.

Key elements of the update are:
•	Neurogen intends to pursue five unpartnered clinical programs in 2008 to address anxiety, insomnia, Restless Legs Syndrome (RLS), Parkinson’s disease and schizophrenia, including:
o
Expansion of Neurogen’s GABA-based clinical program into anxiety disorders, capitalizing on the Company’s recent primate studies indicating anxiety relieving effects at doses substantially lower than those producing other effects, such as sedation

o	Advancement of adipiplon, Neurogen’s lead GABA-based drug for insomnia, into a side-by-side study with Ambien CR™
o	Progression of aplindore, Neurogen’s dopamine D2 partial agonist, through a recently commenced Phase 2 study for RLS
o	Progression of aplindore through a recently commenced Phase 2 study for Parkinson’s disease
o	Expansion of Neurogen’s GABA program into schizophrenia, based upon growing evidence linking GABA modulation with cognitive enhancement in schizophrenic patients

•	Focusing the research and early development platform to target specialist care diseases with large market potential

“Over the next 12 months, we expect to generate important data in all five clinical programs,” said Stephen R. Davis, President & CEO. “We’ve been evaluating the expansion of our GABA clinical program into anxiety and schizophrenia over the last several months. We plan to initiate exploratory proof-of-concept clinical studies in each of these indications in the middle of 2008 and expect results by year-end.  For insomnia, we intend to run adipiplon side-by-side with Ambien CR in a crossover study designed to further define the clinical and commercial profile of our drug. We expect results from this study to be available around year-end.  We have just initiated Phase 2 studies with aplindore in both RLS and Parkinson’s disease and expect results in the fourth quarter of 2008 or the first quarter of 2009.”

Adipiplon to be developed in two new indications – anxiety and schizophrenia
Anxiety disorders are commonly treated with the benzodiazepine class of drugs, including drugs such as Valium™, and the Selective Serotonin Reuptake Inhibitors (SSRI’s), such as Paxil™.  While the benzodiazepines typically demonstrate a strong anxiety relieving effect, this class of drugs suffers from a high rate of behavior impairing effects, such as sedation and ataxia (loss of muscle coordination). Side effects commonly associated with the SSRI’s include sexual dysfunction and somnolence.  Approximately 40 million adults in the U.S. suffer from anxiety disorders according to the National Institute for Mental Health.

In recent primate studies with a compound from its GABA alpha 3 selective partial agonist program, Neurogen has demonstrated efficacy equivalent to that of the benzodiazepine class of drugs but with a much wider therapeutic window between anxiety relieving doses and behavior impairing effects typically seen with the benzodiazepines. The Company believes that at doses lower than those previously explored for insomnia, adipiplon may be a useful therapeutic agent for patients suffering from anxiety while improving on the side-effect profile of currently available drugs such as the benzodiazapines and the SSRI’s. Neurogen plans to commence an exploratory proof-of-concept clinical study in anxiety with adipiplon mid-year.

Neurogen also believes that the wide therapeutic window observed in primates between beneficial effects and impairing effects also opens an opportunity in schizophrenia, where evidence has been growing that links the GABA system to the treatment of cognitive deficits in schizophrenic patients.  Neurogen plans to commence an exploratory proof-of-concept clinical study in schizophrenia patients in mid-2008.

Adipiplon to be evaluated in side-by-side study with Ambien CR for insomnia
Adipiplon’s profile—a GABAA receptor partial agonist, preferential for the alpha-3 receptor subtype--distinguishes it from agents currently on the market and in development for insomnia.  The compound has been tested in Phase 1 and 2 studies in over 600 subjects for the treatment of insomnia, demonstrating statistical significance compared to placebo on primary endpoints for sleep initiation and maintenance in patients with chronic insomnia. Adipiplon has also demonstrated statistical significance compared to placebo for self-reported quality of sleep in all Phase 2 studies to date.  In an update to its clinical trial plans, Neurogen announced today that it will conduct a Phase 2/3 side-by-side comparison of adipiplon to Ambien CR using a crossover design rather than commencing a previously planned Phase 3 parallel design study.

“In this side-by-side study, we will seek to expand on the clinical profile we have seen so far with adipiplon, suggesting improved objective and subjective measures of efficacy over currently available insomnia drugs,” said Ken Sprenger M.D., Neurogen’s Vice President of Clinical Development and Operations. “In this comparison with Ambien CR, a leading insomnia agent, we will be examining measures of sleep onset and maintenance as well as several important subjective measures of how patients feel the next day.”

Neurogen expects the comparison study will be a double-blind, placebo controlled, crossover study in at least 60 patients. Each patient will be randomized to receive four treatments including 9 mg and 6 mg doses of a bi-layer tablet containing immediate and controlled release forms of adipiplon, a 12.5 mg dose of Ambien CR, and placebo. Neurogen expects results of this study to be available around the end of the year.

Phase 2 trials initiated with aplindore in Parkinson’s disease and RLS
Aplindore is a partial agonist for the D2 dopamine receptor. Dopamine agonists currently available for the treatment of Parkinson’s disease and RLS are full agonists at D2 receptors and require a long titration period--up to seven weeks in Parkinson’s disease and up to four weeks in RLS and they are also associated with numerous significant side effects.

Neurogen believes that many of the side effects of existing drugs to treat Parkinson’s disease and RLS are associated with overstimulation of the unaffected parts of the brain due to the full dopamine agonist nature of these drugs. The Company believes that aplindore’s D2 partial agonist profile may restore sufficient dopaminergic activity to areas of the brain that are deficient without over-stimulating the unaffected parts of the brain and thereby offer an improved side-effect profile and shorter titration period.

Parkinson’s disease
Neurogen today announced the initiation of a Phase 2 dose-ranging, randomized, double blind, placebo-controlled, multi-center, parallel design exploratory study of the safety, tolerability, efficacy and pharmacokinetics of aplindore in patients with early stage Parkinson’s disease. Up to five cohorts of eightpatients each will receive two weeks of treatment, with doses of aplindore administered twice per day. Cohorts will be treated sequentially and depending on results, once per day dosing may be employed.

Restless Legs Syndrome (RLS)
Neurogen also announced today the commencement of a Phase 2 study of aplindore in RLS.  This  trial is a single-blind, placebo-controlled, multi-center, crossover study designed to determine the efficacy and safety of three doses of aplindore, administered once per day for at least three nights compared to placebo. The primary endpoint will be the number of periodic limb movements (PLM) per hour of sleep for patients receiving aplindore versus those receiving placebo. Neurogen intends to explore additional subjective outcomes and sleep measures in several secondary endpoints.  Up to 24 adult patients with RLS are expected to participate in the study. Each patient will be assigned to a treatment sequence of study drug and placebo.  Polysomnography will be used to objectively measure various sleep parameters.

VR-1 based drugs continue in development with partner Merck
As previously announced, Neurogen’s partner for VR-1 based drugs, Merck, is planning to take the proof-of-concept compound MK 2295 (NGD 8243) forward in Phase 2 studies for the treatment of cough associated with upper airway disease and is focusing on a back-up compound, currently in preclinical development, for pain.

Research platform given new focus
Neurogen also announced today that it will focus its research platform on specialist care indications with large market potential.

“We are now focusing our research platform on specialist markets with high potential value where smaller development and commercialization investments are required,” said Mr. Davis.  “Using our AIDD platform, we are leveraging our knowledge of chemical solutions within a target class to discover solutions at related targets within the class.  Applying this approach with our new focus on high value specialist markets, for example, we have taken advances in the scientific literature regarding stimulating thrombopoiesis and expanded this to the discovery of small molecule compounds that activate related cytokine receptors such as granulocyte-colony stimulating factor (G-CSF) and erythropoietin (EPO). These discoveries represent a new and exciting avenue of opportunity for Neurogen.”

Other Recent Developments
As previously announced, Neurogen recently reduced the size of its staff in order to focus its resources on its advancing clinical portfolio and a more focused research platform.  Preliminary financial results indicate that, as of December 31, 2007, Neurogen had $42.6 million in cash and marketable securities.

Webcast

Neurogen will host a conference call and webcast to discuss this announcement at 8:30 ET today. The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there. A replay of the call will be available after 11:00 am ET today and accessible through the close of business, February 15, 2008. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 19357073.

About Neurogen
Neurogen Corporation focuses its small molecule drug discovery efforts on specialist care indications with great unmet medical need. The Company’s current clinical portfolio includes programs in insomnia, Parkinson’s disease, Restless Legs Syndrome (RLS), pain, anxiety, and schizophrenia. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Neurogen Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws, which involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate toactivities, events or developments that Neurogen believes, expects or anticipates will occur in the future and include, but are not limited to, earnings estimates, statements that are not historical facts relating to Neurogen’s future financial performance, its growth and business expansion, its financing plans, the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. These statements are based on certain assumptions made by Neurogen based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of Neurogen's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of Neurogen's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, Neurogen’s ability to retain key employees, sufficiency of cash to fund Neurogen's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.  Although Neurogen believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  For such statements, Neurogen claims the protection of applicable laws.  Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies.  Forward-looking statements represent the judgment of Neurogen’s management as of the date of this release and Neurogen disclaims any intent and does not assume any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required under applicable law.

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